Exhibit 8.4

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
155 NORTH WACKER DRIVE
CHICAGO, ILLINOIS 60606-1720
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	September 25, 2023	LONDON
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Western Asset Mortgage Capital Corporation 385 East Colorado Boulevard Pasadena, California 91101		SHANGHAI
SINGAPORE
TOKYO
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RE:    United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to Western Asset Mortgage Capital Corporation, a Delaware corporation and a real estate investment trust (“Western Asset” or the “Company”), in connection with the Agreement and Plan of Merger, dated as of August 8, 2023 (the “Merger Agreement”), by and among Western Asset, AG Mortgage Investment Trust, Inc., a Maryland Corporation (“Parent”), AGMIT Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the limited purposes set forth therein, AG REIT Management, LLC, a Delaware limited liability company, which, among other things, provides for the merger (the “Merger”) of Western Asset with and into Merger Sub, with Merger Sub continuing as the surviving entity in the Merger and with holders of shares of common stock of Western Asset par value $0.01 per share (“Western Asset Common Stock”), receiving, in exchange for their Western Asset Common Stock, shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”) and cash (including cash paid in lieu of any fractional shares of Parent Common Stock that a holder of shares of Western Asset Common Stock would otherwise have been entitled to receive), as described in the Registration Statement (File No. 333-274319) of Parent on Form S-4 filed on September 1, 2023, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). This opinion is being delivered pursuant to Section 7.3(f) of the Merger Agreement. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.
In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement,

Western Asset Mortgage Capital Corporation
September 25, 2023

including the exhibits thereto, the Registration Statement, the representation letters of officers of Parent and the Company (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.
In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. In addition, we have assumed that the Company and Parent will each qualify for taxation as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Code, for the taxable year in which the Merger occurs, and that the applicable REIT opinions required to be delivered by the Company’s REIT counsel and Parent’s REIT counsel with respect to the Company and Parent, respectively, at the closing of the Merger will be delivered and will be correct.
In rendering our opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement, the Registration Statement, and the Representation Letters accurately reflect the facts relating to each of the Representation Parties and the Merger. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above, including those set forth in the Representation Letters.
Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that (i) the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code and (ii) the Company, Parent, and Merger Sub will each be a party to that reorganization within the meaning of section 368(b) of the Code. Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the closing of the Merger and may not be relied upon by any other person without our prior written consent. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on

Western Asset Mortgage Capital Corporation
September 25, 2023

future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP